N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS THIRD QUARTER RESULTS

•	Revenues of $27.3 Billion Grew 8% Year-Over-Year

•	UnitedHealthcare Grew to Serve More Than 2 Million More People Year-Over-Year

•	Optum Earnings from Operations Grew 28% Year-Over-Year

•	Year-To-Date Cash Flows from Operations Grew 9%[1] Year-Over-Year to $5.5 Billion

MINNETONKA, Minn. (October 16, 2012) - UnitedHealth Group (NYSE: UNH) today reported third quarter results, highlighted by continued strong and well-diversified revenue growth and net earnings of $1.50 per share.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Our results were again well balanced across our business groups. We continue to focus on day-to-day execution on behalf of all those we serve throughout health care, while innovating and strengthening our products and services, and broadening our sources of growth, for the long term.”

The Company increased its outlook for 2012 net earnings to a range of $5.20 to $5.25 per share and cash flows from operations to approximately $7 billion, based on the nine-month results and expectations for fourth quarter performance.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2012	2011	2012
Revenues	$27.3 billion	$25.3 billion	$27.3 billion
Earnings From Operations	$2.6 billion	$2.1 billion	$2.2 billion
Net Margin	5.7%	5.0%	4.9%

•
UnitedHealth Group's consolidated third quarter 2012 revenues of $27.3 billion grew $2 billion or 8 percent year-over-year, led by increases in UnitedHealthcare Medicare and Medicaid benefit offerings and strong growth rates from Optum health service and technology offerings.

•	Third quarter earnings from operations were $2.6 billion and net earnings were $1.6 billion or $1.50 per share, an increase of 28 percent from third quarter 2011.

•
Third quarter 2012 adjusted cash flows from operations were $2.4 billion[1]; year-to-date cash flows from operations grew 9 percent[1] year-over-year to $5.5 billion, a multiple of 1.3 times year-to-date net income.

•
The consolidated medical care ratio of 79.0 percent in the quarter decreased 170 basis points year-over-year, reflecting well-managed medical cost trends and higher reserve development. Favorable reserve development of $390 million in third quarter 2012 increased from $200 million in third quarter 2011, and included $170 million related to prior year medical costs.

•
The third quarter operating cost ratio of 15.7 percent increased 30 basis points year-over-year, driven by faster relative growth from Optum services and UnitedHealthcare fee-based benefits, as well as continued investments as the Company prepares to transition the balance of its commercial pharmacy benefit management programs to OptumRx.

___________________________
1Adjusted numbers are non-GAAP financial measures. GAAP cash flows from operations of ($298) million for the three months ended September 30, 2012 exclude a $2.7 billion monthly premium payment for July 2012 received in June 2012 from the Centers for Medicare and Medicaid Services (CMS). GAAP cash flows from operations for the nine months ended September 2011 of $7.4 billion included a $2.3 billion monthly premium payment for October 2011 received in September 2011 from CMS. Cash flows from operations have been adjusted to report all CMS payments in the quarter to which they relate.

UnitedHealth Group Results - Continued

•	The third quarter income tax rate of 36.5 percent was 200 basis points higher than third quarter 2011 due to the favorable resolution of an outstanding tax matter in third quarter 2011.

•
Third quarter days sales outstanding in accounts receivable of 8 days were stable year-over-year. Third quarter 2012 days claims payable increased two days year-over-year to 49 days at September 30, 2012.

•
UnitedHealth Group increased cash disbursements for dividend payments by 26 percent year-over-year in the third quarter. The Company has repurchased 48 million shares for $2.6 billion through the first nine months of 2012 and ended the period with $1.6 billion in cash available for general use. The ratio of debt to total capital was 30 percent at September 30, 2012.

•
Subsequent to quarter end, the Company announced an agreement to acquire approximately 90 percent of the equity of Amil Participacoes S.A. (Amil), for an effective purchase price of $4.3 billion, net of an estimated $600 million tax benefit. Amil is the largest Brazilian health care company, delivering benefits to more than 5 million people. The purchase will be completed in two steps. Upon Brazilian regulatory approval, expected in the fourth quarter of 2012, the Company will purchase approximately 60 percent of the outstanding shares from controlling shareholders and management. The remaining 30 percent will be completed during the first half of 2013 through a tender offer for Amil's publicly traded shares.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and is preparing to serve the nation's active and retired military through a recently awarded TRICARE contract.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2012	2011	2012
Revenues	$25.5 billion	$23.6 billion	$25.5 billion
Earnings From Operations	$2.2 billion	$1.8 billion	$1.9 billion
Operating Margin	8.6%	7.4%	7.5%

•
UnitedHealthcare's third quarter 2012 revenues of $25.5 billion grew $1.9 billion or 8 percent year-over-year. Revenue growth was driven by an increase of 2.15 million consumers served in the past 12 months and 2 million year-to-date, including 670,000 new consumers in the third quarter of 2012.

•
Earnings from operations for UnitedHealthcare for the third quarter of 2012 grew $452 million or 26 percent year-over-year to $2.2 billion. The third quarter 2012 operating margin of 8.6 percent improved 120 basis points year-over-year and 110 basis points sequentially, primarily due to improvements in medical margins. The Company believes its alignment of progressive benefit designs, consumer engagement, clinical management and network performance is favorably controlling medical cost trends, enhancing affordability and quality for its customers and members, and helping drive strong market response and growth.

UnitedHealthcare Business Results - Continued

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual grew third quarter revenues by 2 percent or $270 million year-over-year to $11.6 billion. Over the past year, fee-based offerings grew to serve 1.3 million more consumers while risk-based commercial products decreased by 205,000 people. At September 30, 2012, the business served nearly 27 million Americans.

•
UnitedHealthcare's consumer-directed health care products grew to serve 4.85 million people at September 30, 2012, a 24 percent year-over-year increase. The fully-insured versions of these offerings have been the Company's strongest source of risk-based commercial growth.

•
UnitedHealthcare's third quarter 2012 commercial medical care ratio of 80.2 percent decreased 140 basis points year-over-year due to effective management of medical costs and higher levels of reserve development.

UnitedHealthcare Medicare & Retirement

•	Third quarter Medicare & Retirement revenues of $10.0 billion grew $1.2 billion or 13 percent year-over-year.

•	In Medicare Advantage, UnitedHealthcare grew to serve 400,000 more people in the past year, an 18 percent advance, due to the combination of strong organic growth and focused acquisitions.

•	Steady growth in active Medicare Supplement products continued, with the number of people served growing by 240,000 or 8 percent in the past year, including 60,000 people in third quarter 2012.

•	At September 30, 2012, 4.2 million seniors and other beneficiaries participated in the Company's stand-alone Part D prescription drug plans.

•	For 2013, a new national drug benefit design from UnitedHealthcare was approved by CMS as a qualified Part D low income subsidy prescription drug plan in 30 out of the 34 U.S. regions.

•
UnitedHealthcare has begun marketing its new 2013 Medicare Advantage products in more than 1,600 U.S. counties and estimates 36 million Medicare-eligible people will have access to its individual Medicare Advantage products next year.

UnitedHealthcare Community & State

•
Third quarter Community & State revenues of $3.9 billion grew $420 million or 12 percent year-over-year. Over the past 12 months, the Company grew to serve 385,000 more Medicaid beneficiaries, including 70,000 people in the third quarter.

•	During the third quarter, Community & State was awarded business with Ohio's new integrated Medicare - Medicaid Eligibles program beginning April 2013, the first such program in the country.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, government, life sciences companies and consumers. Using advanced data, analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	September 30,	September 30,	June 30,
	2012	2011	2012
Total Revenues	$7.2 billion	$7.2 billion	$7.3 billion
Earnings From Operations	$408 million	$320 million	$320 million
Operating Margin	5.6%	4.4%	4.4%

•
Total Optum revenues for the third quarter of 2012 of $7.2 billion were stable year-over-year, as expected. Significant growth in key technology and service categories over the past year was offset by a reduction in pharmacy service revenues related to reduced levels of UnitedHealthcare Part D prescription drug membership and related prescription volumes.

•
Optum's third quarter earnings from operations of $408 million grew $88 million or 28 percent both year-over-year and sequentially, and the operating margin of 5.6 percent improved 120 basis points from the third quarter of 2011. The strong earnings results were driven by revenue performance and margin expansion from quarterly improvement in business simplification, integration and efficiency.

Optum Business Results - Continued

OptumHealth

•
OptumHealth third quarter 2012 revenues of $2.05 billion grew $331 million or 19 percent year-over-year, driven by expanding integrated care delivery services and strong growth in network-based health programs.

•
OptumHealth third quarter 2012 earnings from operations of $168 million grew $53 million or 46 percent year-over-year and $45 million or 37 percent sequentially, while third quarter operating margins increased 150 basis points year-over-year to 8.2 percent. Gains in operating efficiency and cost management and increased earnings from integrated care operations were principal contributors to the earnings results and strong margin expansion.

•
OptumHealth Financial Services assets under management grew 28 percent year-over-year to $1.7 billion. OptumHealth Financial Services now connects with nearly 800,000 care providers and locations and grew the transmission of medical payments over its connectivity network by 17 percent year-over-year to a run rate of $64 billion per year. Increases in electronic transmissions improve health system accuracy, efficiency and productivity.

OptumInsight

•
OptumInsight third quarter revenues of $718 million grew $93 million or 15 percent year-over-year, led by growth in compliance services for both care providers and payers. The OptumInsight revenue backlog grew $715 million or 19 percent year-over-year to $4.5 billion at September 30, 2012.

•
OptumInsight's third quarter 2012 earnings from operations of $126 million grew 38 percent year-over-year and 33 percent sequentially. OptumInsight achieved a third quarter 2012 operating margin of 17.5 percent - 290 basis points of improvement year-over-year and 330 basis points in sequential gain. Continued focus on business mix, operating efficiency and cost management drove strong earnings and margin performance in the quarter.

OptumRx

•
OptumRx third quarter revenues of $4.5 billion decreased 9 percent year-over-year due to the reduction in UnitedHealthcare Part D plan participants. Revenues decreased $151 million or 3 percent from second quarter 2012 due to consumers' rapid migration from brand name prescription drugs to cost-effective new generic offerings.

•
OptumRx earnings from operations of $114 million were stable year-over-year and grew $12 million sequentially as operating margin improved to 2.6 percent from 2.3 percent in the third quarter of 2011 and 2.2 percent in the second quarter of 2012. Despite on-going investments to support the transition of UnitedHealthcare commercial pharmacy benefits, earnings from operations and operating margin strengthened, in part due to rising generic use, with more than 80 percent of third quarter prescriptions filled with a generic offering.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through October 30, 2012, following the live call. The conference call replay can also be accessed by dialing 1-800-695-1624. This earnings release and the Form 8-K dated October 16, 2012 may also be accessed from the Investors page of the Company's Web site.

Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws, including any that could arise out of the potential liquidation of Penn Treaty Network America Insurance Company; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue received from Medicare and Medicaid programs; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in UnitedHealth Group's reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended September 30, 2012

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues
Premiums	$24,640	$22,806	$73,880	$68,622
Services	1,824	1,637	5,415	4,891
Products	693	667	2,059	1,921
Investment and other income	145	170	495	512
Total revenues	27,302	25,280	81,849	75,946
Operating Costs
Medical costs	19,471	18,408	59,423	55,711
Operating costs	4,277	3,899	12,453	11,249
Cost of products sold	627	609	1,881	1,762
Depreciation and amortization	317	294	939	834
Total operating costs	24,692	23,210	74,696	69,556
Earnings from Operations	2,610	2,070	7,153	6,390
Interest expense	(158)	(129)	(459)	(366)
Earnings Before Income Taxes	2,452	1,941	6,694	6,024
Provision for income taxes	(895)	(670)	(2,412)	(2,140)
Net Earnings	$1,557	$1,271	$4,282	$3,884
Diluted Net Earnings Per Common Share	$1.50	$1.17	$4.08	$3.56
Diluted weighted-average common shares outstanding	1,039	1,083	1,049	1,091

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	September 30,	December 31,
	2012	2011
Assets
Cash and short-term investments	$11,954	$12,006
Accounts receivable, net	2,403	2,294
Other current assets	5,974	6,050
Total current assets	20,331	20,350
Long-term investments	17,227	16,166
Other long-term assets	34,142	31,373
Total assets	$71,700	$67,889
Liabilities and Shareholders' Equity
Medical costs payable	$10,393	$9,799
Commercial paper and current maturities of long-term debt	1,852	982
Other current liabilities	12,608	13,141
Total current liabilities	24,853	23,922
Long-term debt, less current maturities	11,146	10,656
Future policy benefits	2,445	2,445
Deferred income taxes and other liabilities	3,033	2,574
Shareholders' equity	30,223	28,292
Total liabilities and shareholders' equity	$71,700	$67,889

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2012	2011
Operating Activities
Net earnings	$4,282	$3,884
Noncash items:
Depreciation and amortization	939	834
Deferred income taxes and other	27	(168)
Share-based compensation	329	316
Net changes in operating assets and liabilities	(104)	2,517
Cash flows from operating activities	5,473	7,383
Investing Activities
Cash paid for acquisitions, net of cash assumed	(2,550)	(1,478)
Cash received for divestiture	—	385
Purchases of property, equipment and capitalized software	(786)	(806)
Net purchases and maturities of investments	(1,124)	(1,024)
Cash flows used for investing activities	(4,460)	(2,923)
Financing Activities
Common stock repurchases	(2,594)	(2,094)
Customer funds administered	309	1,656
Dividends paid	(603)	(481)
Net change in commercial paper and long-term debt	1,389	612
Other, net	(27)	403
Cash flows (used for) from financing activities	(1,526)	96
(Decrease) increase in cash and cash equivalents	(513)	4,556
Cash and cash equivalents, beginning of period	9,429	9,123
Cash and cash equivalents, end of period	$8,916	$13,679

UNITEDHEALTH GROUP
SEGMENT FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
UnitedHealthcare (a)	$25,512	$23,643	$76,561	$71,170
OptumHealth	2,054	1,723	6,018	4,900
OptumInsight	718	625	2,060	1,954
OptumRx	4,454	4,874	13,780	14,194
Total Optum	7,226	7,222	21,858	21,048
Eliminations	(5,436)	(5,585)	(16,570)	(16,272)
Total consolidated revenues	$27,302	$25,280	$81,849	$75,946
Earnings from Operations
UnitedHealthcare	$2,202	$1,750	$6,173	$5,408
OptumHealth	168	115	383	359
OptumInsight	126	91	310	261
OptumRx	114	114	287	362
Total Optum	408	320	980	982
Total consolidated earnings from operations	$2,610	$2,070	$7,153	$6,390
Operating Margin
UnitedHealthcare	8.6%	7.4%	8.1%	7.6%
OptumHealth	8.2	6.7	6.4	7.3
OptumInsight	17.5	14.6	15.0	13.4
OptumRx	2.6	2.3	2.1	2.6
Total Optum	5.6%	4.4%	4.5%	4.7%
Consolidated operating margin	9.6%	8.2%	8.7%	8.4%

(a)
Revenues for the three and nine months ended September 30, 2012 were $11,649 and $34,942 for UnitedHealthcare Employer & Individual; $9,976 and $30,287 for UnitedHealthcare Medicare & Retirement; and $3,887 and $11,332 for UnitedHealthcare Community & State, respectively. Revenues for the three and nine months ended September 30, 2011 were $11,379 and $33,828 for UnitedHealthcare Employer & Individual; $8,797 and $27,224 for UnitedHealthcare Medicare & Retirement; and $3,467 and $10,118 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011	December 31, 2010
Commercial risk-based	9,340	9,345	9,550	9,545	9,405
Commercial fee-based	17,585	17,075	16,320	16,255	15,405
Total Commercial	26,925	26,420	25,870	25,800	24,810
Medicare Advantage	2,615	2,580	2,240	2,215	2,070
Medicaid	3,870	3,800	3,525	3,485	3,320
Medicare Supplement (Standardized)	3,135	3,075	2,935	2,895	2,770
Total Public and Senior	9,620	9,455	8,700	8,595	8,160
Total UnitedHealthcare - Medical	36,545	35,875	34,570	34,395	32,970
Supplemental Data
Medicare Part D stand-alone	4,230	4,230	4,855	4,830	4,530

Note:
UnitedHealth Group served 77.6 million individuals across all businesses at September 30, 2012, 76.6 million at June 30, 2012, 78.1 million at December 31, 2011, 78.1 million at September 30, 2011, and 75.4 million at December 31, 2010.